UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2013

W&T Offshore, Inc.

(Exact name of registrant as specified in its charter)

Texas	1-32414	72-1121985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

(Address of Principal Executive Offices)

713.626.8525

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On November 27, 2013, W&T Offshore, Inc. (the “Company”) issued a press release announcing its receipt of certain regulatory notices from the U.S. Government. A copy of the press release is furnished herewith as Exhibit 99.1.

The information included in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 hereto, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01	Other Events.

The Company has recently received notices from U.S. Government regulators that could affect certain aspects of its operations on Federal oil and gas leases in the Gulf of Mexico. The Company believes these regulatory actions are undeserved and do not reflect the degree of financial and operational responsibility and current record of compliance that the Company has demonstrated in its Gulf of Mexico operations. The Company is taking actions necessary to attempt to quickly resolve these matters.

On November 19, 2013, the Company received a Notice of Suspension and Proposed Debarment and a Notice of Clean Water Act Listing from the United States Environmental Protection Agency’s Suspension and Debarment Division (the “EPA SDD”). The first Notice suspends the Company, and proposes a three year debarment, from participation in future federal contracts, including future federal oil and gas leases, and assistance activities and renders the Company ineligible to receive any federal contracts or approved subcontracts or to act as an agent or representative on behalf of another in such transaction, or receive certain federal benefits. The second Notice provides a narrower prohibition on federal contracts or benefits. The Notices stemmed from the Company’s previously disclosed plea agreement and corporate conviction on two criminal counts under the Clean Water Act for events which occurred in 2009 relating to the Company’s Ewing Banks Area Block 910 platform, including a contractor’s alteration of monthly produced water discharge samples and a failure to report a discharge of a small amount of oil from the platform. The Company has commenced discussions with the EPA SDD staff and intends to make filings to contest the limitations in both Notices and seek a resolution to remove the suspension in a cooperative fashion as soon as practicable. The timing and ultimate result of these efforts, however, cannot be predicted at this time.

The Company does not believe that the regulatory requirements for suspension and debarment exist. The Company has corrected the issues leading to the 2009 offenses and has been and remains a responsible operator. Suspension is not necessary to protect the Government’s business interests. The Company believes the EPA SDD action fails to recognize the Company’s compliance with the plea agreement to demonstrate that the conditions which gave rise to the violations have been corrected and that the Company is a responsible operator acting under a comprehensive environmental and safety compliance program.

The Company also recently received a letter from the United States Department of Interior Bureau of Ocean Energy Management (“BOEM”) informing the Company that it no longer qualifies for a waiver of certain supplemental bonding requirements for potential offshore decommissioning (including plugging and abandonment) liabilities. The letter notifies the Company that it must provide supplemental bonding on its offshore leases, rights of way and easements that require additional supplemental bonding. The Company believes this action is without basis and inconsistent with regulatory requirements and recent discussions with BOEM staff. The Company intends to appeal the BOEM action and will continue to work with BOEM staff to resolve the matter. If resolving this matter ultimately involves additional bonding, it will result in increased costs of conducting our offshore business and operations.

Item 9.01	Exhibit.

(d)	Exhibit.

Exhibit No.	Description

99.1	Press release dated November 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W&T OFFSHORE, INC.
(Registrant)

Dated: November 27, 2013	By:	/s/ John D. Gibbons
John D. Gibbons
Senior Vice President, Chief Financial Officer and Chief Accounting Officer

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